BARRY S. STERNLICHT TO RESIGN AS EXECUTIVE CHAIRMAN OF STARWOOD HOTELS & RESORTS WORLDWIDE

Bruce Duncan to become Chairman of the Board, Lizanne Galbreath nominated to board

WHITE PLAINS, NY – May 5, 2005 – Barry S. Sternlicht, founder of Starwood Hotels & Resorts Worldwide, Inc. (NYSE:HOT), and Starwood’s Board of Directors announced today that Mr. Sternlicht will resign his position as Executive Chairman of the Company. In addition, he will also resign from the Company’s Board of Directors. Mr. Sternlicht, who founded the company in 1995, retired as Chief Executive Officer last year after leading the search to identify his successor, Steven J. Heyer, who became CEO on October 1, 2004. Mr. Sternlicht will assume the title of Founder and Chairman Emeritus.

According to Sternlicht, he fulfilled his commitment to stay through a transition period and now it is time for him to more fully focus on his successful private company, Starwood Capital, a real estate investment and private equity firm headquartered in Greenwich, Ct. with more than $5 billion under management.

The company also announced that Lizanne Galbreath has been elected as a director to fill the vacancy created by Mr. Sternlicht’s resignation, and that current director Bruce W. Duncan has been elected Chairman of the Board.

“Eighteen months ago, I made the decision to reduce my involvement in the company to spend more time with my family and focus on my other business interests,” Mr. Sternlicht said. “My commitment to lead the search process for a new CEO and stay through the transition period has now been fulfilled and it is now time for me to follow through with my other commitments to my family and other business. I believe we have a talented executive team led by Steve Heyer and the Board of Directors in place to execute the strategy to maximize shareholder value.”

“I am overwhelmed with the shareholders’ support in reelecting me to the Board with more than 95 percent of the vote at this year’s annual meeting in my favor,” said Mr. Sternlicht. “I could not be more proud of the success of Starwood Hotels and Resorts which grew from a nearly bankrupt REIT to the well respected global giant it is today. As both the company’s founder and a major shareholder, I remain committed to the company emotionally, spiritually and financially. To my 120,000 talented, passionate colleagues around the globe I wish you all the success and happiness in the world – you’ve created an innovation machine and your potential is extraordinary.”

“Additionally, I am pleased that Lizanne Galbreath has been nominated to the Board. Lizanne will bring valuable real estate experience to the Board as one of the most respected individuals in that field,” Mr. Sternlicht said.

“I would like to thank Barry for the opportunity to lead this great company which he created with vision, tenacity and creativity,” said Mr. Heyer. “Barry has been a terrific, collaborative partner, and I look forward to realizing our shared goal of moving our brands from some of the best in the hotel business, to some of the most admired in business period.”

During Sternlicht’s tenure as CEO, which began in the spring of 1995 with the acquisition of Hotel Investors Trust, Starwood grew from an equity market capitalization of less than $10 million, into the world’s largest hotel company (measured by EBITDA), with an enterprise value exceeding $15 billion. He is credited with the rapid growth of the firm and the successful integration of Westin Hotels and ITT Sheraton, the acquisition and expansion of Vistana, now Starwood Vacation Ownership, and the disposition of more than $8 billion in assets including the sale of Caesars World in 1999.

Mr. Sternlicht also conceived of and has led the expansion of the W Hotels brand, the expansion of the St. Regis brand, the entrance of the Company into vacation ownership, the establishment of the nation’s #1 frequent guest program, which pioneered no blackout dates, and the introduction of innovations including the Westin Heavenly Bed, Heavenly Bath, Heavenly Crib, Westin Workout, and Sheraton Sweet Sleeper among many others.

“On behalf of Starwood’s Board of Directors, we’d like to thank Barry for his extraordinary performance over the last 10 years,” said Bruce W. Duncan. “His record is one of which any CEO would be proud, and his success has greatly benefited our shareholders.”

Ms. Galbreath currently serves as a Managing Director of Galbreath & Co., a family-owned business with real estate and private equity holdings across the United States. Previously, she served on the LaSalle Partners Board of Directors and as Chairman of LaSalle Partners’ Management Services Group, providing strategic management direction for the firm’s largest business entity. She has also served as a board member of the Urban Land Foundation, as a member of the executive committee of the National Realty Committee, as a past director and current member of the Commercial Real Estate Women and as Chairman of the Wharton Real Estate Advisory Board.

Mr. Duncan joined Equity Residential, the largest publicly traded apartment company in the United States, as President in April 2002 and assumed the additional title of Chief Executive Officer in January 2003. From April 2000 until March 2002 he was a private investor. From December 1995 until March 2000, Mr. Duncan served as Chairman, President and Chief Executive Officer of The Cadillac Fairview Corporation Limited, a real estate operating company. Mr. Duncan has been a Director of the Company since April 1999 and a Trustee of the Trust since August 1995.

Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with approximately 750 properties in more than 80 countries and 120,000 employees at its owned and managed properties. With internationally renowned brands, Starwood® corporation is a fully integrated owner, operator and franchisor of hotels and resorts including: St. Regis®, The Luxury Collection®, Sheraton®, Westin®, Four Points® by Sheraton, and W®, Hotels and Resorts as well as Starwood Vacation Ownership, Inc., one of the premier developers and operators of high quality vacation interval ownership resorts. For more information, please visit www.starwoodhotels.com.

Contact:

Starwood:
K.C. Kavanagh – (914) 640-8339